UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2014

AVALONBAY COMMUNITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2014, AvalonBay Communities, Inc. (the “Company”) entered into a $300 million variable rate unsecured term loan (the “Term Loan”) with Wells Fargo Bank, National Association, as Administrative Agent and a bank, PNC Bank, National Association, as Syndication Agent and a bank, and a syndicate of other financial institutions, serving as banks.  The Company may request an increase of the total loan amount by an additional $200 million to an aggregate principal amount of $500 million; no bank is required to provide any such additional financing, nor may any bank prevent another bank from funding an increase within that limit.  The Term Loan matures in 2021.  The Company paid customary arrangement and upfront fees to the lenders in connection with the closing of the Term Loan.  The Company initially borrowed $250 million of the Term Loan and may borrow the remaining amount during the next 12 months.  If the Company does not borrow the balance of the $300 principal amount, the Company will be subject to a prepayment penalty of 3% on the undrawn principal amount.

The Term Loan bears interest at varying levels based on either (1) the London Interbank Offered Rate (“LIBOR”) or (2) a base rate (the “Base Rate”) defined as the highest of (x) the Prime Rate, (y) the Federal Funds Rate plus 0.50% and (z) the LIBOR Market Index Rate plus 1%, each as defined in the Term Loan.  The stated spread over LIBOR can vary from 1.40% to 2.35%, and the stated spread over the Base Rate can vary from 0.40% to 1.35%, in each case based upon the rating of our unsecured and unsubordinated long-term indebtedness.

Under the Term Loan the Company is subject to certain customary covenants, including, but not limited to, maintaining certain maximum leverage ratios, a minimum fixed charges coverage ratio, a maximum secured indebtedness ratio, and a minimum unencumbered assets level.

ITEM 9.01           Financial Statements and Exhibits

(d)           Exhibits.

Exhibit No.	Description

10.1*

Term Loan Agreement, dated March 31, 2014, among the Company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent and a bank, PNC Bank, National Association, as Syndication Agent and a bank, and a syndicate of other financial institutions, serving as banks.

*  Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: March 31, 2014	By:	/s/ Thomas J. Sargeant
Thomas J. Sargeant
Chief Financial Officer